NONSTATUTORY STOCK OPTION
                                ACCEPTANCE LETTER
                                -----------------
                        (also referred to as "Agreement")

TO:  B. Yeshwant Kamath                                     Grant Date:  3/23/98

         We are pleased to notify you (also referred to as "Optionee") that VIDEONICS, INC., a California corporation (the "Company"), hereby grants to you an option ("Option") to purchase all or any part of 320,000 shares (although no fractional shares may be purchased) of the Common Stock of the Company at the price of $2.125 per share (the "Exercise Price") and "Optioned Shares") as a Nonstatutory Stock Option authorized by the Board of Directors. A Nonstatutory Stock Option is an option not described in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

         This Option cannot be exercised unless you first sign this document in the place provided and return it to the Assistant Secretary of the Company, James A. McNeill. However, your signing and delivering this letter will not bind you to purchase any of the shares subject to the Option. Your obligation to purchase shares arises only when you exercise this Option in the manner set forth in Paragraph 1 below.

         1. Term of Option and Exercise of Option. Subject to the terms and conditions of this Acceptance Letter, this Option can be exercised by you during a period of ten (10) years from the Grant Date. Your first vesting date is 5/31/98, with 40,000 shares becoming vested on that date. 40,000 shares will vest every six months thereafter until the final vesting date of 11/30/2001, at which point all shares will be vested, provided that you have remained a Company employee throughout such period or unless you and the Company have otherwise agreed in a writing singed by an authorized Company officer.

         Any portion of the Option that you do not exercise shall accumulate and can be exercised by you at any time prior to the exception of ten (10) years from the Grant Date.

         This Option may be exercised by delivering to the Assistant Secretary of the Company full payment for an amount equal to the total Exercise Price of such shares being exercised and a written notice in a form substantially as attached hereto or otherwise satisfactory to the Company, signed by you and specifying the number of shares you then desire to purchase.

         Upon receipt of your notice to exercise shares, the Company will advise you of any additional amount which may be due for federal and state taxes on the difference between your Exercise Price and the current fair market value of the Company's stock on the exercise date. You acknowledge your personal liability to pay said taxes and that Company has no obligation to deliver any Optioned Shares or other payments to you upon the exercise of the Option and sale of any Optioned Shares without payment of such taxes.

         Certificates for shares so purchased will be issued as soon as practicable, but no fractional shares shall be delivered. As a holder of the Option, you shall have no rights of a shareholder with respect to the Optioned Shares until shares shall have been issued to you upon the exercise of this Option.

         The Company shall not be obligated to deliver any shares hereunder for such period as may be required by it with reasonable diligence to comply with applicable federal or state statutes, laws and regulations. As of the Grant Date, you understand that the Option and the Optioned Shares have not been registered under the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission ("SEC") promulgated thereunder. You further understand that absent such registration or the obtaining of an exemption therefrom, the Optioned Shares may not be sold or transferred for value. In its discretion, the Company will use reasonable efforts to cause the Optioned Shares to be registered under a Form S-8, S-3 or other SEC form described for such purpose within the four (4) year term of the Option vesting period. You further understand that as an executive officer and director of the Company, any exercise of shares under this Option shall be subject to the insider trading regulations and rules as are promulgated by the SEC from time to time, and that violation thereof may create criminal or civil liabilities and penalties.

         2. Termination of Employment. Subject to other written agreement between you and the Company, if your full time employment with the Company terminates for any reason other than death or disability, this Option may be exercised only within three (3) months of such event to the extent that is was vested on the date of termination, but in no event may this Option be exercised after ten (10) years from the Grant Date. If you are granted a leave of absence, you shall be deemed to be still in the employ of the Company, except that you may not exercise the Option during such leave of absence. Additional terms in your employment letter modify this clause. You shall have no right to exercise any Optioned Shares which have not vested as of the termination date.

         3. Death or Disability. If you die or are disabled while employed by the Company, this Option may be exercised in whole or in part by the duly authorized executor of your last Will or by the duly authorized administrator or special administrator of your estate, as the case may be, within a period of one
(1) year, or for such longer period as the Company's Board of Directors may fix, at its discretion, but only to the extent that the Option was vested on the date of your death or disability, again subject to exercise no more than after ten
(10) years from the Grant Date. Your estate shall mean yourself or your legal representative or any person who acquires the right to exercise an Option, as the case may be, by reason of your death or disability.

         4. Non-transferability of Option. This Option shall not be transferable except by Will or the laws of descent and distribution, and this Option may be exercised during your lifetime only by you. Any purported transfer or assignment of this Option shall be void and of no effect, and in such circumstance, the Company shall have the right to terminate this Option as of the date of such purported transfer or assignment.

         5. Method of Exercise. This Option may be exercised with respect to all or any part of any vested Optioned Shares by giving the Company written notice of such exercise, specifying the number of shares as to which this Option is so exercised and accompanied by cash, check, bank draft, or money order payable to the order of the Company for an amount in lawful money of the United States equal to the Exercise Price multiplied by the number of said shares. You may also exercise the vested Optioned Shares by using any increase in the value of the Optioned Shares in excess of the Exercise Price for the number of shares as to which you exercise the Option. In such instance, you shall receive a number of shares equal to the difference in value between fair market on the exercise date and the Exercise Price for the Optioned Shares being exercised, subject to any deduction also being taken as required for income taxes due on the difference which the Company is required to withhold.

         As soon as practical after receipt of such notice, and payment of any taxes due, the Company shall, without transfer or issue tax or other incidental expense to you or your successor, transfer and deliver thereto at the office of the Company or such other place as may be mutually agreeable a certificate or certificates for such shares of its common stock; provided, however, that the time of such delivery may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with applicable registration requirements under the Securities Exchange Act of 1934, as amended, any applicable listing requirements of any national securities exchange, and requirements under any other laws or regulations applicable to the issuance or transfer of such shares.

         6. Adjustments Upon Changes in Capitalization. In the event of any change in the outstanding Common Stock of the Company by reason of stock dividends, recapitalization, mergers, consolidations, split-up, combinations or exchanges of shares and the like, the aggregate number or class of shares subject to this Option immediately prior to such event and the Exercise Price shall be appropriately adjusted by the Board of Directors on a proportional basis so that the total Exercise Price and the economic benefits to which you are entitled upon exercise of the Option shall remain the same and any such adjustment by the Board of Directors in good faith shall be conclusive. For example, if the Company splits its outstanding Common Stock 2:1 such that for every outstanding share, one new share is issued, then the number of Optioned Shares then remaining unexercised under the Option shall double and the per share Exercise Price shall be one-half of the prior price. By way of further example, if the Company combines its outstanding Common Stock in a reverse stock split on a 1:2 basis such that for every two shares outstanding only one share remains outstanding, then the number of Optioned Shares remaining unexercised under the Option shall be reduced by half and the per share Exercise Price shall double.

         7. Tax Status. Your treatment of shares purchased pursuant to the exercise of the Option thereafter may have significant tax consequences. You may wish to consult your tax advisor with respect to the tax consequences to you upon exercise of the Option or sale of the stock that you acquire pursuant to this Option. You alone are responsible for any tax liability associated with the exercise of the Optioned Shares.

         8. Accredited Investor. Optionee represents that he is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Optionee hereby confirms that the Option (and Common Stock issuable upon exercise thereof) will be acquired for investment for the Optionee's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Optionee has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this

Agreement, Optionee further represents that Optionee does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Option or Optioned Shares. The Optionee represents that he has full power and authority to enter into this Agreement.

         9. Disclosure of Information. Optionee has had an opportunity to discuss the Company's business, management, financial affairs and the terms and conditions of the offering of the Option with the Company's management and has had an opportunity to review the Company's facilities. Optionee understands that such discussions, as well as the written information issued by the Company, were intended to describe the aspects of the Company's business which it believes to be material. Optionee is an executive officer of the Company and a member of the Company's Board of Directors.

         10. Restricted Securities. Optionee understands that the Option and Option Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"). Optionee understands that the Option and Option Shares are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such Option and Option Shares may be resold without registration under the Securities Act only in certain limited circumstances. Optionee acknowledges that the Option and Option Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Optionee is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than one (1) year (two years for persons are "affiliates") after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" (as provided by Rule 144(f) and the number of shares being sold during any three-month period not exceeding specified limitations. Optionee is also aware that Rules 701 and 702 under the Securities Act may also enable Optionee to obtain some liquidity under certain specified circumstances after Optionee exercises the Option.

         11. Legends. The Optionee understands that the Option and Option Shares and any securities issued in respect thereof or exchange therefor, may bear one or all of the following legends:

                  (a) "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED."

                  (b) Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

         12. Brokers of Finders. Optionee has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Purchaser any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement.

                                                     COMPANY:

                                                     VIDEONICS, INC.
                                                     a California corporation

                                                     By: /s/ Michael L. D'Addio
                                                         -----------------------
                                                         Michael L. D'Addio
                                                         Chief Executive Officer

                                                     Address: 1370 Dell Avenue
                                                              Campbell, CA 95008

                                                     EMPLOYEE:

                                                     /s/ B. Yeshwant Kamath
                                                     ---------------------------
                                                             (signature)

                                                     Name: B. Yeshwant Kamath
                                                          ----------------------
                                                                 (print)

                                                     Address:
                                                             -------------------

                                                             -------------------

                                                             -------------------